Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION OF

SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (the “Corporation”), a corporation duly incorporated and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) of the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation (as heretofore amended) and hereby certifies as follows:

1.                                      Section 4.1 of Article IV of the Corporation’s Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

“Section 4.1                              Authorized Stock.  The total number of shares of capital stock that the Corporation is authorized to issue is 315,000,000 shares, divided into two classes consisting of (a) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 15,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

2.                                      This Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with the provisions of Section 242(b) of the DGCL.

3.                                      This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its duly authorized officer as of this 24th day of May, 2018.

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Signature Page to Certificate of Amendment of Restated Certificate of Incorporation